Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-52211, 333-107380, and 333-155258 on Form S-8 of our report dated March 15, 2018, relating to the consolidated financial statements and financial statement schedule of Superior Industries International, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Detroit, Michigan

March 15, 2018